Exhibit 10.1

CTC MEDIA, INC.

AMENDMENT AGREEMENT

This Amendment (this “Amendment”) is made as of the 5th day of November, 2008 among CTC Media, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereto (individually, a “Stockholder” and collectively, the “Stockholders”).

Preliminary Statements:

A.            The Company and the Stockholders are party to that certain Stockholders’ Agreement dated as of May 12, 2006 (the “Agreement”).

B.            MTG Broadcasting AB, an original signatory to the Agreement, transferred all of its Shares to MTG Russia AB, as permitted by and in accordance with the Agreement.  Thereafter, MTG Russia AB became a Stockholder to the Agreement by executing and delivering an Adoption Agreement.  Therefore, all references to “MTG” in this Amendment and in the Agreement shall hereinafter be references to MTG Russia AB.

C.            Jaystone Limited, an original signatory to the Agreement, changed its name to Alfa CTC Holdings Limited.  In addition, as permitted by and in accordance with the Agreement, all of the Shares previously held by Alfa Capital Holdings (Cyprus) Limited are now held by Alfa CTC Holdings Limited.  Therefore, all references to “Alfa” in this Amendment and in the Agreement shall hereinafter be references to Alfa CTC Holdings Limited.

D.            The Company and the Stockholders desire to amend certain provisions of the Agreement subject to the terms and conditions set forth in this Amendment.

E.             Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

In consideration of the mutual covenants contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Agreements:

1.             Amendments.

(a)   Section 1.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)         In any and all elections of members of the Board, each Stockholder shall vote or cause to be voted all Shares owned by it, or over which it has voting control, and otherwise use its respective best efforts, so as to fix the number of members of the Board at ten (10) for so long as Alexander Rodnyansky remains a member of the Board and, otherwise, at nine (9) and, subject to the provisions of paragraph (b) below, to elect:

                (i)            three (3) members of the Board designated by MTG, one of whom shall serve as a Co-Chairman of the Board for so long as MTG has the right under paragraph (b) below to designate at least one (1) member of the Board;

                (ii)           three (3) members of the Board designated by Alfa, one of whom shall serve as a Co-Chairman of the Board for so long as Alfa has the right under paragraph (b) below to designate at least one (1) member of the Board;

                (iii)          three (3) additional members of the Board (the “Independent Directors”) designated by a simple majority of the entire Board as then constituted, each of whom shall be ‘independent’ for audit committee purposes under the applicable rules and regulations of the Securities and Exchange Commission and the Marketplace Rules, and at least one of whom shall be a ‘Financial Expert’ within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the Marketplace Rules; and

                (iv)          Alexander Rodnyansky, for so long as (i) he has not resigned or given notice that he does not wish to stand for re-election and (ii) neither Alfa nor MTG has given written notice to the other and to the Company that it no longer supports Mr. Rodnyansky as a member of the Board.”

(b)   The Agreement shall be further amended by adding a new subsection (i) to Section 1.1 thereof, which Section 1.1(i) shall read as follows:

“(i)          If either Alfa or MTG has given written notice to the other and to the Company that it no longer supports Mr. Rodnyansky as a member of the Board, each Stockholder shall (i) use its reasonable best efforts to cause its designees to the Board, if any, to vote against any Board proposal to include Mr. Rodnyansky on the slate of Director nominees in any and all elections of members to the Board, (ii) vote or cause to be voted all Shares owned by it, or over which it has voting control, against Mr. Rodnyansky’s re-election to the Board in any and all elections of members to the Board, (iii) use its reasonable best efforts to cause its designees to the Board, if any, to propose that the Board vote to reduce the size of the Board from ten (10) to nine (9) persons and vote in favor of such proposal or, failing that, propose in connection with the next properly called meeting of stockholders that the size of the Board be reduced from ten (10) to nine (9) persons and vote or cause to be voted all Shares owned by it, or over which it has voting control, in favor of such proposal and (iv) otherwise use its best efforts to effect the foregoing.”

2.             General.

                (a)           Section Headings.  The section headings herein are for the convenience of the parties and in no way affect the validity or enforceability of any other provision of this Amendment.

                (b)           Severability.  The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment.

                (c)           Complete Agreement.  Except as expressly amended or waived hereby, the Agreement remains in full force and effect.  This Amendment, together with the Agreement, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreement and understandings, whether written or oral, relating to such subject matter.

                (d)           Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Amendment may be executed by facsimile signatures.

                (e)           Effectiveness.  This Amendment will become effective immediately upon the adoption by the Board of an amendment to the Company’s Amended and Restated By-laws in the form attached hereto as Exhibit A.

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IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the day and year first written above.

CTC MEDIA, INC.

By:	/s/ Boris Podolsky
Boris Podolsky
Chief Financial Officer

MTG RUSSIA AB

By:	/s/ Mathias Hermansson
Director

Print name:	Mathias Hermansson

By:	/s/ Hans-Holger Albrecht
Director

Print name:	Hans-Holger Albrecht

ALFA CTC HOLDINGS LIMITED

By:	/s/ Maria Pitta
Director

Print name:	Maria Pitta

By:	/s/ Charalambos Michaelldes
Director

Print name:	Charalambos Michaelldes